Exhibit 5.2

August 27, 2020

TreeHouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, Illinois 60523

Ladies and Gentlemen:

We have acted as special counsel to S.T. Specialty Foods, Inc., a Minnesota corporation (“S.T. Foods”), in connection with the preparation and filing by TreeHouse Foods, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-248399) filed with the Commission on August 25, 2020 (the “Registration Statement”), (ii) the base prospectus dated August 25, 2020 forming a part of the Registration Statement (the “Base Prospectus”), (iii) the preliminary prospectus supplement filed pursuant to Rule 424(b) under the Securities Act on August 25, 2020 and (iv) the final prospectus supplement dated August 25, 2020 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 26, 2020 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) in connection with the offering by the Company of $500,000,000 aggregate principal amount of 4.000% Senior Notes due 2028 (the “Notes”) and the related guarantees thereof (each a “Guarantee” and collectively, the “Guarantees”) by S.T. Foods, Bay Valley Foods, LLC, a Delaware limited liability company, Sturm Foods, Inc., a Wisconsin corporation, TreeHouse Foods Services, LLC, a Delaware limited liability company, Associated Brands, Inc., a New York corporation, TreeHouse Private Brands, Inc., a Missouri corporation, American Italian Pasta Co., a Delaware corporation, Linette Quality Chocolates, Inc., a Georgia corporation, Ralcorp Frozen Bakery Products, Inc., a Delaware corporation, Cottage Bakery, Inc., a California corporation, The Carriage House Companies, Inc., a Delaware corporation, Protenergy Holdings, Inc., a Delaware corporation, Protenergy Natural Foods, Inc., a Delaware corporation (collectively, the “Subsidiary Guarantors”). We have been further informed that the Notes will be sold pursuant to an Underwriting Agreement, dated August 25, 2020 (the “Underwriting Agreement”), by and among the Company, the Subsidiary Guarantors, and J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 thereto (the “Underwriters”).

We are members of the Bar of the State of Minnesota. Our opinions set forth below are limited to the Minnesota Business Corporation Act, as in effect on the date hereof (the “MBCA”). We have not considered, and do not express any opinion as to the effect of, any laws other than the MBCA. Without limiting the generality of the foregoing limitations (and without expanding in any way any of the opinions that are set forth in this letter), we express no opinion regarding the legality, validity, binding effect or enforceability of the Guarantee, any other securities, or any other agreement or document.

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Second Amended and Restated Articles of Incorporation of S.T. Foods, as in effect on the date hereof; (ii) the Amended and Restated Bylaws of S.T. Foods, as in effect on the date hereof; (iii) the Registration Statement; (iv) the Prospectus; (v) the Indenture, dated as of March 2, 2010, by and among the Company, the Subsidiary Guarantors, and Wells Fargo Bank, N.A., as trustee (the “Base Indenture”), (vi) the Form of Indenture, filed as an exhibit to the Registration Statement (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and (vii) a Certificate of Good Standing relating to S.T. Foods as issued on August 21, 2020, by the Office of the Minnesota Secretary of State (the “Minnesota Good Standing Certificate”). We have also examined originals, or copies certified to our satisfaction, of such corporate records of S.T. Foods and other instruments, certificates of public officials and representatives of S.T. Foods and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of S.T. Foods.

On the basis of the foregoing, we are of the opinion that:

1. S.T. Foods is a corporation validly existing and in good standing under the laws of the State of Minnesota.

2. S.T. Foods has the requisite corporate power under the laws of the State of Minnesota to execute, deliver and perform the Guarantee.

The opinions expressed herein are subject in all respects to the following additional assumptions, qualifications, limitations, conditions and exclusions:

1. We express no opinion as to any securities other than the Guarantee. With respect to the Guarantee, we express no opinion as to enforceability.

2. In rendering the opinion set forth in Paragraph 1 above, we have relied solely upon the Minnesota Good Standing Certificate.

3. We have assumed that the terms of the Guarantee and the Notes and of their issuance and sale, as applicable, will be duly established in conformity with the Indenture and reflected in appropriate documentation and, if applicable, executed and delivered by each party thereto, so as not to violate, conflict with or constitute or result in a breach under (a) any applicable law or public policy, (b) the organizational documents of the issuer thereof (other than the organizational documents of S.T. Foods with respect to the Guarantee), or (c) any agreement or instrument binding upon such issuer, and so as to comply with any requirement or restrictions imposed by any court or governmental body having jurisdiction over such issuer or applicable law or public policy.

4. With respect to the Guarantee, we have assumed that S.T. Foods currently is, and at the time of the issuance of the Guarantee will be, a direct or indirect wholly-owned subsidiary of the Company and will receive adequate and sufficient consideration therefor, and such Guarantee will constitute valid and legally binding obligations of S.T. Foods enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention.

This opinion has been prepared solely in connection with the offer, issuance and sale of the Notes and the Guarantee pursuant to the terms of the Underwriting Agreement and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, or used by any other person or for any other purpose, without our prior written consent.

We hereby consent to the filing of copies of this opinion as an exhibit to the Current Report on Form 8-K related to the issuance and sale of the Notes and the Guarantee and to the reference to us as local counsel under the heading “Legal Matters” in the Prospectus Supplement and “Validity of the Securities” included in the Base Prospectus. In addition, we consent to Winston & Strawn LLP’s reliance as to matters of Minnesota law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the Guarantee, but only to the extent of the opinions specifically set forth herein. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By:	/s/ Melodie Rose
Its:	Vice President